Exhibit 99.2

For Information
Brent A. Collins
303-861-8140
FOR IMMEDIATE RELEASE

ST. MARY PROVIDES OPERATIONAL UPDATE;
UPDATES PERFORMANCE GUIDANCE

•	Full year production guidance range increased to 107.0 to 110.0 BCFE from 103.0 to 106.0 BCFE

•	The Company increases anticipated capital investment target; reiterates intention to invest at or near operating cash flow for exploration and development activities

•	Testing of resource plays ongoing with rigs drilling in the Eagle Ford and Marcellus shale plays

•	Recommencing drilling of oil projects based on improved oil pricing and reduction in drilling and completion costs

DENVER, August 3, 2009 – St. Mary Land & Exploration Company (NYSE: SM) today provides an update on the Company’s operational activity, capital investment levels for 2009, and financial guidance.

MANAGEMENT COMMENTARY

Tony Best, CEO and President, remarked, “The first half of the year has been challenging for the E&P industry, yet St. Mary continues to gain momentum in its transformation to a resource play-focused Company.  We are increasing our production guidance for the full year, which is being driven by our successful drilling program, and will be accomplishing it while investing within cash flow for the year.  We are accelerating activity in the Eagle Ford shale in the wake of successful testing and have expanded development drilling of oil projects within our portfolio.  We continue to be focused on remaining flexible through 2009 while growing our project inventory.”

OPERATIONS UPDATE

The Company’s intention entering 2009 was to defer development expenditures where possible until costs dropped to levels commensurate with a lower commodity price environment while focusing capital investment activity on testing its emerging plays.  As a result, St. Mary has reduced operated rig count down to 6 drilling rigs currently compared to 15 operating at this time in 2008.  Given the reduction that has occurred in drilling and service costs, increased oil prices, and higher than anticipated production, St. Mary’s cash flow is now expected to be higher than originally projected.  The Company’s plan for the second half of 2009 is to direct this incremental cash flow toward development in oil and rich gas plays.  Although increasing second half activity will not have a significant impact on the average 2009 production rate, it should improve the exit rate for 2009 as well as the average rate in 2010.

Eagle Ford shale – St. Mary’s plan for 2009 was to drill four horizontal wells to test its 100% working interest acreage and to participate in four earning wells on joint venture acreage.  St. Mary has approximately 66,000 net acres in a joint venture with Anadarko Petroleum Corporation and roughly 159,000 net acres of high working interest acreage outside the joint venture, for a total of 225,000 net acres in the play.

As previously announced, St. Mary successfully tested the Eagle Ford shale in the Briscoe G-1H well drilled on 100% working interest acreage.  St. Mary is currently completing the second well in this program, the Galvan Ranch 1H (SM 100% WI).  This well was drilled to a measured depth of 14,300 feet with a 5,000 foot horizontal lateral and is being completed with a planned 17 stage completion.  The Company is currently drilling its third well, the Briscoe AR 1-H (SM 100% WI).  Results from the Company’s testing program to date, including lower than anticipated drilling and completion costs and a production stream that includes higher value natural gas liquids and condensate, have encouraged the Company to expand the program beyond the four wells on 100% working interest acreage originally envisioned for 2009.  St. Mary now plans to have one operated drilling rig running continuously for the rest of 2009 on its 100% working interest acreage with the expectation that six additional wells will be drilled by year-end.

On the joint venture acreage, three wells are currently completing or waiting on completion – the Shape Ranch 1-H, the La Bandera Ranch1H, and the Tovar 78 1H (all SM  25% WI).

Development of Oil Assets –St. Mary currently has one operated rig running in the Sweetie Peck tight oil program targeting Wolfberry pay in the Permian Basin.  A second operated drilling rig for the Permian Basin is expected to arrive in September of this year.  In the Rockies region, the Company expects to add an operated drilling rig in September 2009.  St. Mary plans to drill its first operated well targeting the Three Forks formation and will also drill several horizontal Bakken wells across our acreage position, including the Bear Den area where the Company has seen positive results in the last several months.

Marcellus shale – St. Mary began drilling operations in its Marcellus shale play late in the second quarter of 2009.  The Company is currently drilling in the lateral section of its first horizontal well, located in McKean County, Pennsylvania.  The well is expected to be drilled to a measured depth of 9,600 feet with a 3,900 foot lateral.  A ten stage

completion is currently planned for this well.    The well testing plan includes coring, logging and microseismic monitoring during the fracture completion.    St. Mary plans to drill one additional well in McKean County this year to begin testing the over 40,000 net acres it holds in this play.

Haynesville shale – St. Mary has chosen to defer activity on most of its operated Haynesville shale acreage other than on wells required to hold acreage.  The Company’s second well targeting the Haynesville shale, the USA BL #1 (SM 100% WI) in northern San Augustine County, Texas, is currently waiting on completion pending core and log analysis.  The Company expects to complete this vertical well in the Haynesville shale in August 2009.  St. Mary then plans to drill a third well, to be located in Shelby County, Texas, targeting the Haynesville shale by the end of the fourth quarter.  The Company has also participated in several successful partner-operated Hayneville tests.

Mid-Continent – St. Mary currently has two operated rigs running in the deep Springer play in central Oklahoma and one operated rig in the Woodford shale program in eastern Oklahoma.  In the Woodford shale play, the Company’s efforts are currently aimed at determining the optimal spacing for future development.  The results from the Company’s previously announced simul-frac pilot in Coal County, Oklahoma continue to be encouraging.  The pilot consisted of drilling and completing four offset wells to an existing well, for a total of five horizontal wells in a single section.  The offset wells had horizontal lateral lengths that averaged 5,400 feet and had an average of 4,800 feet of lateral within the Woodford shale.  These wells had 10-day initial production averages ranging from 5.1 MMCFE/D to 3.2 MMCFE/D.  St. Mary is currently drilling wells to conduct a second similar simul-frac pilot with five horizontal wells in a half-section.

Granite Wash – Recent peer activity has focused interest in the Anadarko Basin of western Oklahoma, particularly as it relates to horizontal development of the Granite Wash formation.  St. Mary has approximately 117,000 gross (31,000 net) acres that are believed to be prospective for this formation in Washita, Custer, Roger Mills, and Beckham Counties, Oklahoma, as well as Wheeler County Texas.  All of this acreage is held by production.  The Company is currently identifying specific prospects on Company acreage and will continue to monitor industry developments in the play.

2009 CAPITAL INVESTMENT AND OPERATIONAL UPDATE
Revised 2009 Exploration & Development Capital Outlook
($ in millions)
Eagle Ford, Haynesville & Marcellus	$ 106

Development activity
Wolfberry	44
Bakken/TFS	27
Woodford shale	47
Cotton Valley & James Lime	15
Other	26

Other exploration	14

Land & Seismic	68
Overhead & Facilities	64
TOTAL	$ 411

    The focus of St. Mary’s capital investment activities continues to be on the testing of emerging resource plays in the Eagle Ford, Haynesville, and Marcellus shales, the sum of which has increased as a result of the Company extending its Eagle Ford shale testing through the remainder of 2009.  St. Mary has begun development drilling of oil projects within our portfolio as lower drilling and completion costs combined with higher oil prices have improved the economics of these projects.  St. Mary reiterates its intention to invest at or near operating cash flow during 2009.

PERFORMANCE GUIDANCE UPDATE

The Company’s guidance for the third quarter and the full year of 2009 is as follows:

	3rd Quarter	Full Year
Oil and gas production	25.5 – 27.0 BCFE	107.0 – 110.0 BCFE
Lease operating expense	$1.35 – $1.40/MCFE	$1.36 – $1.39/MCFE
Transportation expense	$0.15 – $0.20/MCFE	$0.16 – $0.18/MCFE
Production taxes	$0.38 – $0.43/MCFE	$0.36 – $0.39/MCFE
General and admin. – cash	$0.53 – $0.58/MCFE	$0.53 – $0.57/MCFE
General and admin. – non-cash	$0.11 – $0.13/MCFE	$0.09 – $0.11/MCFE
Depreciation, depletion, & amort.	$2.40 – $2.60/MCFE	$2.60 – $2.80/MCFE
Interest expense – non-cash	$3.2 million
Estimated effective income tax rate	38%	38%

Below is selected commentary on parts of the Company’s performance guidance.

Production – St. Mary continues to expect that production will decrease sequentially in the two remaining quarters of 2009 as a result of the Company’s decreased level of development drilling during the year.  Full year production guidance is being increased as a result of better than expected production performance from the Company’s drilling program and increased capital investment.

The guidance above does not include any production volume impact from future acquisitions or divestitures.

Hedging update – Below is an updated summary hedging schedule for the Company.  All the prices in the table have been converted to an average NYMEX equivalent for ease of comparison using quality and transportation differentials as of June 30, 2009.  No hedges have been added between the end of the second quarter of 2009 and the date of this release.  All of the oil trades are settled against NYMEX.  The gas contracts settle against regional delivery points that correspond with the Company’s production areas, thereby reducing basis risk.  Approximately 57% and 47%, respectively, of the Company’s estimated oil and natural gas production are hedged for the remainder of 2009.  For detailed schedules on the Company’s hedging program, please refer to the Company’s Form 10-Q for the quarter ended June 30, 2009, which is expected to be filed with the Securities and Exchange Commission on August 4, 2009.

Oil Swaps - NYMEX Equivalent			Oil Collars - NYMEX Equivalent

					Floor	Ceiling
	Bbls	$/Bbl		Bbls	$/Bbl	$/Bbl
2009			2009
Q3	509,000	$71.96	Q3	384,500	$50.00	$67.31
Q4	459,000	$72.31	Q4	384,500	$50.00	$67.31
2010			2010
Q1	468,000	$69.92	Q1	337,500	$50.00	$64.91
Q2	426,000	$69.46	Q2	341,000	$50.00	$64.91
Q3	393,000	$68.77	Q3	344,500	$50.00	$64.91
Q4	309,000	$66.06	Q4	344,500	$50.00	$64.91
2011	1,164,000	$67.06	2011	1,236,000	$50.00	$63.70
2012	183,000	$81.15

Natural Gas Swaps - NYMEX Equivalent			Natural Gas Collars - NYMEX Equivalent

					Floor	Ceiling
	MMBTU	$/MMBTU		MMBTU	$/MMBTU	$/MMBTU
2009			2009
Q3	4,770,000	$7.71	Q3	2,285,000	$5.75	$9.75
Q4	4,770,000	$7.87	Q4	2,285,000	$5.81	$9.81
2010			2010
Q1	4,740,000	$8.05	Q1	1,950,000	$5.70	$7.99
Q2	4,360,000	$6.96	Q2	1,955,000	$5.74	$8.03
Q3	3,990,000	$6.97	Q3	1,960,000	$5.66	$7.95
Q4	3,080,000	$7.16	Q4	1,960,000	$5.84	$8.13
2011	7,170,000	$6.88	2011	6,625,000	$5.80	$7.03

Natural Gas Liquid* Swaps - Mont. Belvieu

	Bbls	$/Bbl
2009
Q3	217,617	$41.46
Q4	70,015	$45.95
2010
Q1	38,722	$51.09
Q2	36,493	$49.01
Q3	33,428	$49.01
Q4	31,080	$49.01
2011	19,643	$49.01

* Volumes and revenues associated with natural gas liquids are reported as wet gas in the Company's financial and operating results

INFORMATION ABOUT FORWARD LOOKING STATEMENTS

This release contains forward looking statements within the meaning of securities laws, including forecasts and projections.  The words “will,” “believe,” “budget,” “anticipate,”

“plan,” “intend,” “estimate,” “forecast,” “expect,” “encourage,” and similar expressions are intended to identify forward looking statements.  These statements involve known and unknown risks, which may cause St. Mary’s actual results to differ materially from results expressed or implied by the forward looking statements.  These risks include such factors as the volatility and level of oil and natural gas prices, the uncertain nature of the expected benefits from the acquisition and divestiture of oil and gas properties, uncertainties inherent in projecting future rates of production from drilling activities and acquisitions, the ability of purchasers of production to pay for those sales, the availability of debt and equity financing, the ability of the banks in the Company’s credit facility to fund requested borrowings, the ability of hedge counterparties to settle hedges in favor of the Company, the imprecise nature of estimating oil and gas reserves, the availability of additional economically attractive exploration, development, and property acquisition opportunities for future growth and any necessary financings, unexpected drilling conditions and results, unsuccessful exploration and development drilling, drilling and operating service availability, the risks associated with the Company’s hedging strategy, and other such matters discussed in the “Risk Factors” section of St. Mary’s 2008 Annual Report on Form 10-K and subsequent quarterly reports on Form 10-Q which are filed with the SEC.  Although St. Mary may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.